Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-4 of OÜ XData Group of our report dated September 27, 2024 with respect to our audits of the financial statements of OÜ XData Group as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and for the period from April 1, 2022 (Inception) through December 31, 2022, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

March 17, 2025